EXHIBIT 10.20

Clark Distribution Systems, Inc.
121 New York Avenue
P.O. Box 438
Trenton, New Jersey 08603

                        Service Agreement

SERVICE AGREEMENT between Clark Distribution Systems, Inc. (CDS), located at 121 New York Avenue, Trenton, NJ 08638 and Princeton Publishing (PRINCETON), located at 28 West 25th Street, New York, NY 10010, dated this 19th day of April, 1996.

1. PRINCETON appoints CDS to provide the physical distribution of the newsstand copies of all publications it publishes and prints consigned to ID wholesalers and international freight forwarders as listed in the 1995 "Roster of National Distributors and Magazine Wholesalers" published by Playboy.

The rate for distribution if $7.50 per 100 lbs. which is applicable ex CD's dock to ID wholesalers as listed in the "Roster of National Distributors and Magazine Wholesalers". Further, CDS extends this rate to the select group of non-wholesalers listed on the Alternate Wholesaler sheet. All other shipments are rated at $.50 per pound, with each subject to a $10.00 minimum charge. Except for any fuel surcharges which may be imposed, these rates will remain in effect for a period of one year.

2. CDS agrees to transport at its expense all trailers containing a minimum of 38,000 lbs. that move directly to its terminals beyond Alsip, IL.

3. PRINCETON agrees to prepare four sortations, one for each CDS terminal located in Alsip, Nashville, Kansas City and Scranton, and to load these for direct dispatch to the respective terminal facilities at CDS' request. PRINCETON shall be responsible for and pay to third party trucks the expense of transporting loads from Sussex, WI to Alsip, IL.

4.   Payment by PRINCETON to CDS is to be made as follows:

     For those titles distributed by Flynt, CDS shall invoice and shall be paid directly by Flynt.

     For those titles distributed by Curtis, CDS shall invoice PRINCETON and be paid directly by CURTIS per the assignments, consistent with part practices for SCOTT.

     Those shipments distributed by PRINCETON to other than ID wholesalers that are not billed to the national distributor shall be invoiced by CDS to PRINCETON and be paid to CDS by PRINCETON.

5. PRINCETON agrees that national distributors shall advance and pay all Canadian GST taxes. PRINCETON further agrees that national distributors are to provide proper export documentation and clearance for Canadian border crossing and that national distributors shall be responsible to deliver such documentation to CDS in advance of shipment.

6. PRINCETON agrees that CDS shall be responsible for forty percent (40%) of wholesale invoice value for all loss, damage, shortage and non-delivery of publications.

7.   CDS agrees to provide completion notices by facsimile as per agreement.

The term of this Agreement shall be for a period of one (1) year commencing May 20, 1996 through May 20, 1997.

PRINCETON PUBLISHING                      CLARK DISTRIBUTION SYSTEMS, INC.

By: /s/ Henry McQueeney                   By: Edward Karashevian
Title: President                          Title: Vice President
Date: 5/20/96                             Date: 5/24/96